    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 1999
                                                 REGISTRATION NO. 333-

================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           -------------------------

                            IJNT INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        DELAWARE                                                33-0611753
            (STATE OR OTHER JURISDICTION OF                                  (I.R.S. EMPLOYER
             INCORPORATION OR ORGANIZATION)                                IDENTIFICATION NO.)

                                 2800 LAFAYETTE
                                    SUITE D
                        NEWPORT BEACH, CALIFORNIA 92663
                            TELEPHONE (949) 723-2183
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   COPIES TO:

                   BRANDON B. POWELL                                   CHRISTOPHER A. WILSON, ESQ.
                    GENERAL COUNSEL                                 JEFFERS, WILSON, SHAFF & FALK, LLP
                IJNT INTERNATIONAL, INC.                                        SUITE 1400
              2030 MAIN STREET, SUITE 620                                18881 VON KARMAN AVENUE
                IRVINE, CALIFORNIA 92614                                 IRVINE, CALIFORNIA 92612
                     (949) 798-1120                                           (949) 660-7700
   (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
   NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                      PROPOSED MAXIMUM      PROPOSED MAXIMUM
                                                  AMOUNT TO BE         OFFERING PRICE      AGGREGATE OFFERING       AMOUNT OF
      TITLE OF SHARES TO BE REGISTERED             REGISTERED           PER SHARE(1)            PRICE(1)         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per share
  reserved for conversion of Preferred
  Stock......................................       2,000,000(2)           $2.6875             $ 5,375,000          $1,494.25
---------------------------------------------------------------------------------------------------------------------------------
Common Stock reserved for issuance upon
  exercise of the Put Option.................       1,500,000(3)           $2.6875             $ 4,031,250          $1,120.69
---------------------------------------------------------------------------------------------------------------------------------
Common Stock.................................         500,000(4)           $2.6875             $ 1,343,750          $  373.56
---------------------------------------------------------------------------------------------------------------------------------
         Total...............................       4,000,000                                  $10,750,000          $2,988.50
=================================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the bid and asked price for the Common Stock, $0.001 par value per share (the "Common Stock"), as reported on the OTC Bulletin Board at December 30, 1998.

(2) Includes a presently indeterminable number of shares of Common Stock, estimated to be not more than 2,000,000, to be offered and sold by the purchasers (the "Selling Shareholders") of Series A Convertible Preferred Stock (the "Series A Preferred Stock") upon conversion of the Series A Preferred Stock into Common Stock.

(3) To be offered and sold by the Selling Shareholders upon the exercise of one or more puts by the Company of shares of its Common Stock to the Selling Shareholders at a price equal to 80% of the market price at the date of such put.

(4) To be offered and sold by the Selling Shareholders as a result of adjustment of the number of shares of Common Stock to be issued as additional shares as a result of certain events which may cause a delay or suspension of the sales of shares of Common Stock by the Selling Shareholders.

     Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional number of shares as may be issuable as a result of the anti-dilution provisions of the Preferred Stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                                JANUARY 7, 1999

SELLING SHAREHOLDER OFFERING PROSPECTUS

                            IJNT INTERNATIONAL, INC.

                        4,000,000 SHARES OF COMMON STOCK
                            OFFERED AT MARKET PRICE

      IJNT International, Inc. has sold shares of Series A Preferred Stock convertible into not more than approximately 2,000,000 shares of
         Common Stock and has the right to sell to Selling Shareholders at various times and prices up to approximately
                       1,500,000 shares of Common Stock.

                     The Selling Shareholders may then sell
                           the following securities:

                 Approximately 2,000,000 shares upon conversion
                        of the Series A Preferred Stock;
                 1,500,000 shares from the exercise of the Put;
                       500,000 shares if penalties occur.

                        OTC Bulletin Board Symbol: IJNT
                   Recent Price: $2.6875 at December 30, 1998

                           -------------------------

              IJNT International, Inc. provides wireless Internet
                      access through microwave technology

                           -------------------------

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "High Risk Factors" beginning on page 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                                January 7, 1999

                             SOME TERMS OF THE SALE

     We have sold 2,000 shares of Series A Preferred Stock to the Selling Shareholders for $1,000.00 per share. The Series A Preferred Stock is convertible into Common Stock at any time at a conversion price of 80% of the average closing bid price as reported by Bloomberg L.P. ("Closing Bid Price") of our Common Stock for the five trading days prior to the conversion. Currently, if the holders converted they would receive approximately 897,000 shares.

     We can also sell shares of Common Stock to the Selling Shareholders at 80% of the average Closing Bid Price of our Common Stock for the ten trading days prior to the date of sale. The number of shares we can sell depends upon the price and trading volume of the Common Stock. We estimate that the maximum number of shares we may sell is 1,500,000.

     As a result, the actual number of shares to be issued to the Selling Shareholders and sold by this prospectus will depend upon the market price of our Common Stock at various times. You should look at the discussion under "Selling Shareholders" for more details as to these terms.

     In any event, the number of shares which this prospectus covers will be the maximum number of shares that may be issued to the Selling Shareholders and sold by this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Selling Shareholder sells all the shares. This prospectus is part of a registration statement we filed with the SEC
(Registration No. 333-               ).

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     - Annual Report on Form 10-KSB for the year ended March 31, 1998.

     - Quarterly Reports on Form 10-QSB for the quarters ended June 30, 1998 and September 30, 1998.

     - Form 8-K/A filed with the SEC on November 25, 1997.

     - Future Filings

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

       General Counsel
       IJNT International, Inc.
       2030 Main Street, Suite 620
       Irvine, California 92614
       Telephone No.: (949) 798-1120

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Selling Shareholders will not make any offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SOME TERMS OF THE SALE......................................    2
WHERE YOU CAN FIND MORE INFORMATION.........................    2
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........    2
HIGH RISK FACTORS...........................................    6
  Limited History of Business Operations....................    6
  Sufficiency of Funds......................................    6
  Potential Fluctuations in Quarterly Operating Results.....    7
  Unproven Network Scalability and Speed....................    7
  Competition...............................................    8
  Management of Expanded Operations; Dependence on Key
     Personnel..............................................   10
  Risk of System Failure....................................   11
  Risks of Technological Change.............................   11
  Dependence on Modems; Minimum Hardware Requirements.......   11
  Dependence on the Internet................................   12
  Security Risks............................................   12
  Government Regulation.....................................   13
  Potential Liability for Defamatory or Indecent Content....   13
  Control by Officers and Directors.........................   14
  Active Public Market May Not Develop; Possible Volatility
     of Stock Price.........................................   14
  General Economic and Market Conditions....................   14
  Shares Eligible for Future Sale...........................   14
  No Cash Dividends.........................................   15
  Possible Failure to Qualify for Exchange Listing on The
     Nasdaq SmallCap Market(SM).............................   15
  Risk of Low-Priced Shares.................................   15
  Anti-takeover Effect of Preferred Stock and Delaware
     Corporate Law..........................................   17
THE COMPANY.................................................   18
SELLING SHAREHOLDERS........................................   19
  Regulation D Preferred Stock and Private Equity Line of
     Credit Agreement Overview..............................   19
  Series A Preferred Stock..................................   19
  Put Rights................................................   19
  Limitations and Conditions to Company's Put Rights........   20
  Termination of Obligations to Purchase Put Shares and
     Damages................................................   20
  Short Sales...............................................   21
  Right of First Refusal....................................   21
  Placement Agent...........................................   21
  Escrow Agent..............................................   21
  Subscribers Right of Indemnification......................   22
  Stock Ownership...........................................   22
PLAN OF DISTRIBUTION........................................   23
DESCRIPTION OF SECURITIES...................................   23
  Common Stock..............................................   24
  Preferred Stock...........................................   24
  Series A Preferred Stock..................................   24
  Over-the-Counter Market...................................   25
  Transfer Agent............................................   25

                                                              PAGE
                                                              ----
LEGAL MATTERS...............................................   25
EXPERTS.....................................................   25
INDEMNIFICATION.............................................   25

     IJNT International, Inc. will not receive any proceeds from the sale of Common Stock from the accounts of the Selling Shareholders.

     IJNT International, Inc. has informed the Selling Shareholders that the anti-manipulative rules under the Exchange Act of 1934, including Regulation M, may apply to their sales in the market. We have furnished the Selling Shareholders with a copy of these rules. We have also informed the Selling Shareholders that they must deliver a copy of this prospectus with any sale of their shares.

                               HIGH RISK FACTORS

     An investment in our Common Stock is very risky. You should be aware you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and consider the following risk factors:

LIMITED HISTORY OF         We commenced operations in January, 1997 and
BUSINESS OPERATIONS        therefore have a limited operating history. Our
                           operations have been limited to obtaining spectrum
You should not rely        licenses, opening our first five market areas and
on our operating history   obtaining financing. We cannot assure you that we
as an indicator of our     will be able to open additional markets, acquire
future performance.        additional licenses, achieve a significant level of
Our ability to attract     sales or attain profitability at any time in the
new subscribers is         future. We only recently launched our service and we
influenced by several      cannot assure you that our services will achieve
factors.                   broad consumer or commercial acceptance. The success
                           of our service will depend upon the willingness of subscribers to pay the monthly fees and installation costs associated with our service, which are currently priced at a premium to many other online services. We cannot guarantee that large numbers of subscribers will be willing to pay this premium for our service. If we are unable to achieve or sustain broad market acceptance of our pricing levels, our business, operating results and financial condition will be materially adversely affected. Our ability to increase the number of subscribers to our service will be dependent on several factors, such as our ability to coordinate marketing campaigns with the availability of installations, the rate that we can establish new markets and obtain financing for such expansion, our ability to properly price our service and installation, and our ability to complete the installations required to initiate service for new subscribers. Our business may also be affected significantly by economic and market conditions over which we have no control, such as the continued popularity of the Internet. Consequently, an investment in our Common Stock is highly speculative.
                           We do not guarantee any return on an investment in our Common Stock nor that you will be able to recover your investment.

SUFFICIENCY OF FUNDS       Our business is capital intensive. Because we intend
                           to continue our expansion efforts into additional
We may be required to      markets, we may be required to seek additional
raise additional capital   capital in the future through equity or debt
in order to continue our   financings or credit facilities in order to fund such
expansion efforts.         growth. We have no commitments for such additional
                           financing other than the Put described below under "Selling Shareholders." We cannot guarantee that we will be successful in obtaining such financing or that it will be available on satisfactory terms when needed.

POTENTIAL FLUCTUATIONS     Our quarterly operating results may fluctuate
IN QUARTERLY               significantly in the future due to several factors,
OPERATING RESULTS          many of which are beyond our control. These factors
                           include the rate at which customers subscribe to our
Several market and         services, the prices subscribers pay for such
economic factors may       services, subscriber turnover rates and the demand
influence our future       for Internet services. Additional factors that may
operating results.         affect our quarterly operating results generally
                           include the amount and timing of capital expenditures and other costs relating to the expansion of our business, our or our competitors' introduction of new
                           Internet and telecommuting services, price competition or pricing changes in the Internet, cable and telecommuting industries, technical difficulties or network downtime, general economic conditions and economic conditions specific to the Internet, Internet media and corporate intranet. Because we rely on revenue forecasts when committing to a significant portion of our future expenditures, we may not be able to adjust our spending in the event of revenue shortfalls. Consequently, such shortfalls could have an immediate material adverse affect on our business and financial condition and operating results. We also plan on increasing our operating expenditures to fund increased sales and marketing efforts, general and administrative activities and to strengthen our infrastructure. To the extent that these expenditures are not accompanied by a commensurate increase in revenues, our business, operating results and financial condition could be materially adversely effected.

UNPROVEN NETWORK           Because we only recently initiated our services, we
SCALABILITY AND SPEED      do not know whether we will be able to connect and
                           manage a substantial number of online subscribers at
Our network's viability    high transmission speeds. If we achieve our expected
has not been tested at     subscriber levels, we may not be able to maintain our
full capacity.             system's superior performance. While peak downstream
                           data transmission speeds approach 10 megabits per second ("Mbps"), the actual downstream data transmission speeds over our system could be significantly slower due to several factors, including the type and location of content, Internet traffic, the number of active subscribers at the time and the capability of modems used by such subscribers. As subscriber penetration increases, we may need to augment our equipment in order to maintain adequate downstream data transmission speeds. A subscriber's actual data delivery speed also may be significantly lower than peak data transmission speeds due to the subscriber's hardware, operating system and software configurations. To access our service, a subscriber needs a personal computer with at least a 486 or equivalent microprocessor, 16 megabytes of main memory and the ability to support an ethernet connection. Due to the foregoing factors, as the number of subscribers to our system increases, we cannot guarantee that we will be able to achieve or maintain high-speed data transmission. Our failure to achieve or maintain high-speed data transmission could significantly reduce consumer demand for our services and have a material adverse effect on our business, operating results and financial condition.

COMPETITION                The markets for consumer and business Internet
                           services are extremely competitive, and we expect
We are in an extremely     that competition will intensify in the future. Our
competitive industry that  most direct competitors in these markets are Internet
is dominated by several    Service Providers ("ISPs"), national long distance
companies which have       carriers and local exchange carriers, cable
significantly greater      operators, other wireless service providers, Online
financial, technical, and  Service Providers ("OSPs") and Internet content
marketing resources than   aggregators. Many of these competitors are offering
we have.                   (or may soon offer) technologies that will attempt to
                           compete with some or all of our high-speed data service offerings. Such technologies include
                           Integrated Services Digital Network ("ISDN") and
                           Digital Subscriber Linc ("DSL"). We also compete with other wireless, telephone or cable-based data services. The bases of competition include transmission speed, reliability of service, case of access, price/performance, ease-of-use, content quality, quality of presentation, timeliness of content, customer support, brand recognition and operating experience. ISPs, such as BBN Corporation
                           ("BBN"), Earthlink Network, Inc. ("Earthlink"),
                           MindSpring Enterprises, Inc. ("MindSpring"), Netcom
                           On-Line Communications Services, Inc. ("Netcom") and
                           PSInet Inc. ("PSInet"), provide basic Internet access to residential consumers and business, generally using existing telephone network infrastructures.
                           This method is widely available and inexpensive.
                           Barriers to entry are low, resulting in a highly competitive and fragmented market. Long distance inter-exchange carriers, such as AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI"), Sprint
                           Corporation ("Sprint") and WorldCom, Inc.
                           ("WorldCom"), have deployed large-scale Internet access networks and sell connectivity to business and residential customers. The regional Bell operating companies ("RBOCs") and other local exchange carriers have also entered this field and are providing price competitive services, and cable television companies are also offering Internet access. Many of such carriers are offering diversified packages of telecommunications services, including Internet access service, to residential customers and could bundle such services together, which could place us at a competitive disadvantage.

                           Wireless service providers, including AT&T and Hughes Network Systems, are also developing wireless Internet connectivity, such are multichannel multipoint distribution service, local multipoint distribution service and digital broadcast satellite. OSPs include companies such as America Online, Inc. ("America Online"), CompuServe Corporation ("CompuServe"), Microsoft's Microsoft Network ("MSN"),

                           Prodigy, Inc. ("Prodigy") and WebTV Networks Inc. ("WebTV") (which was acquired by Microsoft) that provide, over the Internet and on proprietary online services, content and applications ranging from news and sports to consumer video conferencing. These services are designed for broad consumer access over telecommunications-based transmission media, which enables the provision of data services to the large group of consumers who have personal computers with modems. In addition, they provide basic Internet connectivity, ease-of-use and consistency of environment. In addition to developing their own content or supporting proprietary third-party content developers, online services often establish relationships with traditional broadcast and print media outlets to bundle their content into the service, such as the relationship of Microsoft with NBC to provide multimedia news and information programming over both cable television and MSN.

                           Content aggregators seek to provide a "one-stop" shop for Internet and online users. Their success depends on capturing audience flow, providing ease-of-use and offering a range of content that appeals to a broad audience. Their business models are predicated on attracting and retaining an audience for their set of offerings. Leading companies in this area include America Online, CompuServe, Excite, Inc. ("Excite"), Microsoft and Yahoo! Inc. ("Yahoo!"). In this market, competition occurs in acquiring both content providers and subscribers. The principal bases of competition in attracting subscribers include richness and variety of content and ease of access to the desired content. The proprietary online services such as America Online, CompuServe and MSN have the advantage of a large customer base, industry experience, many content partnerships and significant resources.

                           Many cable companies have developed their own cable-based services and market those services to unaffiliated cable system operators that are planning to deploy data services. Several cable system operators, including Time Warner Inc. ("Time Warner") and the Continental Cablevision subsidiary of U.S. WEST, Inc. ("US West"), have deployed high-speed Internet access services over their existing local HFC cable networks. Specifically, Time Warner, which is the second largest cable company in the United States, has established its own cable-based ISP with proprietary content, called Road Runner, which features a variety of Time Warner publications and services. Time Warner plans to market the Road Runner service through Time Warner's own cable systems as well as to other cable system operators nationwide. Continental Cablevision has developed another service called Highway One, which offers high-speed Internet services to its existing customers. At Home has developed a strategic partnership with several large cable companies to deliver Internet services. Others that have publicly announced limited-area trials for their own cable-based Internet services include Adelphia, BellSouth Corporation ("BellSouth") and Jones Intercable, Inc. ("Jones Intercable"). Some of these companies such as Time Warner have their own substantial libraries of multimedia content and the other competitors could establish strategic relationships with content providers, which could provide them with a significant competitive advantage.

                           Many of our competitors and potential competitors have substantially greater financial, technical and marketing resources, larger subscriber bases, longer operating histories, greater name recognition and more established relationships with advertisers and content and application providers than we do. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing Internet services or online content than we can. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressure we face will not materially adversely affect our business, operating results or financial condition. Further, as a strategic response to changes in the competitive environment, we may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on our business, operating results or financial condition.

MANAGEMENT OF EXPANDED     Rapid growth or expansion of our services will place
OPERATIONS; DEPENDENCE     a significant strain on the Company's managerial,
ON KEY PERSONNEL           operating, financial and other resources which we may
                           not be equipped to successfully manage. We are highly
Our success will depend    dependent upon the efforts of management, and our
on our ability to          future performance will depend, in part, on
effectively manage our     management's ability to manage growth effectively.
growth and attract and     This will require us to implement financial controls
retain key personnel.      systems and management information systems
                           capabilities, to develop our operating,
                           administrative, financial and accounting systems and controls, to maintain close coordination among engineering, accounting, finance, marketing, sales and operations, and to hire and train additional technical and marketing personnel. There is intense competition for management, technical and marketing personnel in our industry and our success will depend upon our ability to attract and hire such qualified personnel. An inability to retain our current management and attract additional key employees could have a material adverse effect on our business, operating results and financial condition. We do not maintain key-man life insurance on any of our personnel.

RISK OF SYSTEM FAILURE     Our operations are dependent upon our ability to
                           support our highly complex network infrastructure and
Natural disasters and      avoid damage from fires, earthquakes, floods, power
similar events could       losses, telecommunications failures and similar
cause interruptions in     events which could cause interruptions in our
our system.                services. Such interruptions could have a material
                           adverse effect on our business, operating results and financial condition.

RISKS OF TECHNOLOGICAL     The markets for consumer and business Internet access
CHANGE                     services and online content are characterized by
                           rapid technological developments, frequent new
We must respond quickly    product introductions and evolving industry
to technological           standards. In order to remain competitive in the
developments and           rapidly evolving markets, we must continually improve
evolving industry          the performance, features and reliability of our
standards in order to      network, Internet content and consumer and business
remain competitive.        services, particularly in response to competitive
                           offerings. There can be no assurance that we will be successful in responding quickly, cost effectively and sufficiently to these developments. There may be a time-limited market opportunity for our wireless-based consumer and business Internet services, and we cannot guarantee that we will successfully achieve widespread acceptance of our services before competitors offer products and services with speed and performance similar to our current offerings. In addition, the widespread adoption of new Internet or telecommuting technologies or standards, wireless-based or otherwise, could require us to expend substantial funds to modify or adapt our network, products and services and could fundamentally affect the character, viability and frequency of Internet-based advertising, either of which could have a material adverse effect on our business, operating results and financial condition. In addition, our business, operating results and financial condition could be materially adversely affected if we offer new Internet or telecommuting services or enhancements that contain design flaws or other defects.

DEPENDENCE ON MODEMS;      Each of our subscribers (except for subscribers to
MINIMUM HARDWARE           our Houston system, which currently uses conventional
REQUIREMENTS               technology) currently must obtain a Hybrid Networks,
                           Inc. ("Hybrid") modem to access our service. Our
Subscribers must           ability to expand could be delayed or impaired if
purchase specialized       Hybrid or an alternative vendor is unable to supply a
equipment from third       sufficient quantity of such modems at acceptable
party vendors in order     price and performance levels. Generally, subscribers
to access our service.     need a personal computer with at least a 486 or
                           equivalent microprocessor, 16 megabytes of main memory and the ability to support an ethernet connection in order to access our services. In addition, certain wireless subscribers, depending on the geographic market, must purchase approximately
                           $1,200 of additional capital equipment in order to access our service.

DEPENDENCE ON THE          Market acceptance of our services is substantially
INTERNET                   dependent upon the adoption of the Internet for
                           commerce, entertainment and communications. As is
The continued growth in    typical in the case of an emerging industry
Internet usage is a        characterized by rapidly changing technology,
substantial factor         evolving industry standards and frequent new product
affecting our business.    and service introductions, demand for and market
                           acceptance of recently introduced Internet products and services are subject to a high level of uncertainty. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may affect the growth of Internet use, especially in the business and consumer markets we have targeted. Despite growing interest in the commercial possibilities for the Internet, inconsistent quality of service, the unavailability of cost-effective, high-speed service, and a limited number of local access points for corporate users, has deterred many consumers from purchasing Internet access services.
                           In addition, the inability to integrate business applications on the Internet, and inadequate security to protect confidential information have deterred consumers. The adoption of the Internet for commerce and communications, particularly by those individuals and enterprises that have historically relied upon alternative means of commerce and communications, generally requires an understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information, or in relationships with other ISPs, may be reluctant and slow to adopt a new strategy that may make their existing personnel, infrastructure and ISP relationships obsolete. If the market fails to develop or develops more slowly than expected, or if market competition increases, our business, operating results and financial condition may be materially adversely affected.

SECURITY RISKS             Although we have implemented security measures, our
                           networks may be vulnerable to unauthorized access,
We may be unable to        computer viruses and other disruptive problems. ISPs
protect confidential       and OSPs in the past have experienced, and in the
information stored on a    future may experience, interruptions in service as a
subscriber's computer      result of the accidental or intentional actions of
system from                Internet users, current and former employees or
unauthorized access.       others. Unauthorized access could also potentially
                           jeopardize the security of confidential information stored in our or our subscribers' computer systems.
                           This may result in our becoming liable to our subscribers and also might deter potential subscribers. Although we intend to continue to implement evolving industry-standard security measures, prior measures have been susceptible to circumvention. As such, we cannot guarantee that new industry-standard security measures employed by us will not be circumvented. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our subscribers, which could have a material adverse effect on our business, operating results and financial condition.

GOVERNMENT REGULATION      Our services are subject to current regulations of
                           the Federal Communications Commission (the "FCC")
Our business may be        with respect to the use of our wireless access. In
adversely affected by      addition, changes in the regulatory environment
future changes in          relating to the Internet connectivity market,
governmental               including regulatory changes that, directly or
regulations relating to    indirectly, affect telecommunications costs, limit
telecommunications and     usage of subscriber-related information or increase
the Internet.              the likelihood or scope of competition from the RBOCs
                           or other telecommunications companies, could affect the prices at which we may sell our services. For example, regulations recently adopted by the FCC are intended to subsidize Internet connectivity rates for schools and libraries, which could affect demand for our services. We cannot predict the impact, if any, that future regulation or regulatory changes might have on our business.

POTENTIAL LIABILITY FOR    The law relating to liability of ISPs and OSPs for
DEFAMATORY OR INDECENT     information carried on or disseminated through their
CONTENT                    networks is currently unsettled. A number of lawsuits
                           have sought to impose liability for defamatory speech
Laws relating to           and indecent materials. A recent federal statute
liability for the          seeks to impose liability, in some circumstances, for
dissemination of           transmission of obscene or indecent materials. In one
certain information        case, a court has held that an OSP could be found
through our network are    liable for defamatory matter provided through its
currently unsettled.       service, on the ground that the service provider
                           exercised active editorial control over postings to its service. Other courts have held that ISPs and OSPs may, under certain circumstances, be subject to damages for copying or distributing copyrighted materials. The Telecommunications Act of 1996 prohibits, and imposes criminal penalties and civil liability for using, an interactive computer service for transmitting indecent or obscene communications.
                           A number of states have adopted or are currently considering similar legislation. The anti-indecency provisions of the Telecommunications Act of 1996 have been declared unconstitutional by the United States
                           District Courts for the Eastern District of
                           Pennsylvania and the Southern District of New York, which have issued preliminary injunctions against their enforcement. The United States Supreme Court has upheld those decisions. If liability is imposed upon ISPs or OSPs for materials carried on or disseminated through their systems, then we may be required to implement costly measures to reduce our exposure to such liability. Consequently, we may be required to expend substantial resources or discontinue certain product or service offerings. In addition, our business, operating results and financial conditions could be adversely affected if we become liable for information carried on our network.

CONTROL BY OFFICERS AND    Our officers and directors presently beneficially own
DIRECTORS                  7,907,016 shares of our outstanding Common Stock or
                           approximately 52.39% of the outstanding Common Stock
Our officers and           as of December 31, 1998. As a result, such persons
directors beneficially     are able to elect a majority of the Board of
own a majority of our      Directors, to dissolve, merge, or sell our assets,
Common Stock and           and to direct and control our operations, policies
therefore can control      and business decisions.
our operations.

ACTIVE PUBLIC MARKET       Presently, a broad public market for our Common Stock
MAY NOT DEVELOP;           does not exist, and there can be no assurance that a
POSSIBLE VOLATILITY OF     broad public market for our Common Stock will develop
STOCK PRICE                or be sustained in the near future. The Common
                           Stock's trading price could be subject to wide
No active public market    fluctuations in response to quarterly variations in
exists for our Common      operating results, our or our competitors'
Stock and one may not      announcement of technological innovations or new
develop in the future.     products, and other events or factors. In addition,
                           in recent years the stock market has experienced extreme price and volume fluctuations that have had a substantial effect on the market prices for many computer, Internet and emerging growth companies, which may be unrelated to the operating performance of the specific companies.

GENERAL ECONOMIC AND       Use of our services and the demand for personal
MARKET CONDITIONS          computers are dependent upon general economic
                           conditions. During recent years, segments of the
The demand for our         personal computer industry have experienced
services is affected by    significant economic downturns characterized by
general economic and       decreased product demand and price erosion. Although
market conditions.         we do not believe such factors will affect us, there
                           can be no assurance that we will not be affected by such factors or by future events in the industry.

SHARES ELIGIBLE FOR        As of December 31, 1998, we had 15,091,766 shares of
FUTURE SALE                Common Stock outstanding. Of such shares, all but
                           1,356,377 shares are "restricted securities" as that
The market price of our    term is defined by Rule 144 under the Securities Act
Common Stock could be      of 1933 (the "Securities Act"). The shares of Common
adversely affected by      Stock outstanding do not include shares of Common
sales of restricted        Stock that may be issued on conversion of our Series
securities.                A Preferred Stock or upon exercise of various options
                           and warrants. Under Rule 144, a person who holds restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brokerage transactions. Sales under Rule 144 and sales of Common Stock covered by registration statements filed by us could adversely affect prevailing market price of our Common Stock.

NO CASH DIVIDENDS          The holders of Common Stock are entitled to receive
                           dividends when, and if, declared by the Board of
We do not intend to pay    Directors out of funds legally available therefor. To
cash dividends on our      date, we have not paid any cash dividends. The Board
Common Stock in the        of Directors does not intend to declare any cash
near future.               dividends in the foreseeable future, but instead
                           intends to retain all earnings, if any, for use in our business operations. Since we may be required to obtain additional financing, it is likely that the terms of such financing will impose restrictions on our ability to declare any dividends.

POSSIBLE FAILURE TO        We intend to list our Common Stock on The Nasdaq
QUALIFY FOR EXCHANGE       SmallCap Market(SM), and believe that we will be able
LISTING ON THE NASDAQ      to satisfy and maintain its current and proposed
SMALLCAP MARKET(SM)        entry standards following our next round of
                           financing. If we are unable to satisfy and maintain
If we are unable to        the requirements for continued listing on The Nasdaq
qualify for exchange       SmallCap Market(SM), our Common Stock will not be
listing, the liquidity     traded in such market.
of our Common Stock
will be adversely          If our Common Stock is not listed as intended,
affected.                  trading, if any, will continue to be conducted in the
                           over-the-counter market in the OTC Bulletin Board, which was established for securities that do not meet
                           The Nasdaq SmallCap Market(SM) listing requirements.
                           Consequently, selling our shares would be more difficult because small quantities of Common Stock could be bought and sold, transactions could be delayed, and security analysts' and news media coverage of our company may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for our Common Stock.

RISK OF LOW-PRICED         Under the rules for listing in the Automated
SHARES                     Quotation System of the National Association of
                           Securities Dealers, Inc. ("NASDAQ"), a company must
If we are unable to        have at least $4,000,000 in total assets, $2,000,000
qualify for exchange       in capital and surplus and a minimum bid price of
listing, it may be more    $3.00 per share. NASDAQ has recently increased the
difficult for you to       capital and surplus requirement to $4,000,000.
sell your Common Stock.
                           We intend to file for listing on the NASDAQ System upon completion of an additional offering in the future. However, prior to that time, our Common Stock will not be eligible for quotation on NASDAQ and there can be no assurance that it will ever be so eligible. Until such time as we are able to satisfy
                           NASDAQ's listing criteria, trading, if any, in the Common Stock will continue to be conducted in the over-the-counter market or the NASD's "Electronic
                           Bulletin Board." Consequently, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

                           In the absence of a security being quoted on NASDAQ, or our having $2,000,000 in net tangible assets, trading in our Common Stock would be covered by Rule 15c2-6 promul-gated under the Securities Exchange Act of 1934 for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000, jointly with their spouse) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transactions prior to sale. Securities are also exempt from this rule if the market price is at least $5.00 per share, or for warrants, if the warrants have an exercise price of at least $5.00 per share.

                           The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure related to the market for penny stocks and for trades in any stock defined as a penny stock. The Commission has adapted regulations under such Act which define a penny stock to be any NASDAQ or non-NASDAQ equity security that has a market price or exercise price of less than $5.00 per share and allow for the enforcement against violators of the proposed rules. In addition, unless exempt, the rules require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule prepared by the Commission explaining important concerns involving the penny stock market, the nature of such markets, terms used in such market, the broker/dealer's duties to the customer, a toll-free telephone number for inquiries about the broker/dealer's disciplinary history, and the customer's rights and remedies in case of fraud or abuse in the sale. Disclosure must also have to be made about commissions payable to both the broker/dealer and the registered representative, current quotations for the securities, and if the broker/dealer is the sole market-maker, the broker/dealer must disclose this fact and its control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                           While many NASDAQ stocks are covered by the proposed definition of penny stock, transactions in NASDAQ stock would be exempt from all but the sole market-maker provision for (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor and (iii) transactions that are not recommended by the broker/dealer. In addition, transactions in a NASDAQ security directly with NASDAQ market-maker for such securities, are subject only to the sole market-maker disclo-sure, and the disclosure with regard to commissions to be paid to the broker/dealer and the registered representatives.

                           Finally, all NASDAQ securities are exempt if NASDAQ raised its requirements for continued listing so that any issuer with less than $2,000,000 in net tangible assets or stockholder's equity would be subject to delisting. These criteria are more stringent than the NASDAQ's maintenance requirements.

                           If our securities were subject to the existing rules on penny stocks, the market liquidity for our securities could be severely affected by limiting the ability of broker/dealers to sell our securities.

ANTI-TAKEOVER EFFECT OF    We are authorized to issue 1,000,000 shares of
PREFERRED STOCK AND        Preferred Stock, par value $0.001 per share
DELAWARE CORPORATE LAW     ("Preferred Stock"), of which 2,000 shares have been
                           designated Series A Preferred Stock. All 2,000 shares
The Board of Directors     of Series A Preferred Stock are issued and
may authorize the          outstanding. The Board of Directors has the authority
issuance of our            to issue additional shares of Preferred Stock with
Preferred Stock without    voting and other rights superior to those of the
shareholder approval.      Common Stock, which could effectively deter a change
                           in our control. In addition, the Delaware General
                           Corporation Law prohibits certain mergers, consolidations, sales of assets or similar transactions between us on the one hand and another company which is, or is an affiliate of, a beneficial holder of 15% or more of our voting power (defined as an "interested stockholder"), for three years after the acquisition of the voting power, unless our Board of Directors pre-approved the acquisition of the voting power or the transaction is approved by a majority of our stockholders (excluding the interested stockholder). The provisions prohibiting interested stockholder transactions could also preserve management's control over our operations.

                                  THE COMPANY

     We are engaged in the business of providing wireless Internet Access through microwave technology. We also offer dial-up Internet access, web site design and web hosting services. We currently offer one-way wireless, two-way wireless, dial-up Internet access and web site design and hosting services from our system in Salt Lake City, Utah and all of the foregoing except two-way wireless Internet access from our system in Beaumont, Texas. From our Houston, Texas system we currently offer dial-up Internet access and are in the process of designing a wireless system to be installed in Houston. We recently commenced providing [wireless/dial-up] service in San Francisco and Orange County, California, and we intend to continue exploring opportunities in other markets.

     We were incorporated in the State of Delaware on June 11, 1992 under the name PicoMetrix, Inc. On August 8, 1997, we acquired all of the issued and outstanding stock of InterJet Net, Inc. In connection with this acquisition, we changed our name to Interjet Net Corporation. Subsequently, on September 24, 1998, we changed our name to IJNT International, Inc.

     Our executive offices are located at 2800 Lafayette, Suite D, Newport Beach, California 92663. Our telephone number is (949) 723-2183; our facsimile number is (949) 723-2192.

                           -------------------------

     Except for historical information contained herein, the matters set forth in this prospectus are forward looking and involve a number of risks and uncertainties. Our actual results could differ materially from those described for a variety of factors. Such factors could include, but are not limited to, those discussed in "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" in our Form 10-KSB Annual Report filed for the fiscal year ended March 31, 1998, as well as those discussed elsewhere in our other public filings with the Securities and Exchange Commission. Forward looking statements include our statements regarding liquidity, anticipated cash needs and availability, and anticipated expense levels in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." All forward looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward looking statements. It is important to note that our actual results could differ materially from those in such forward looking statements.

                              SELLING SHAREHOLDERS

REGULATION D PREFERRED STOCK AND PRIVATE EQUITY LINE OF CREDIT AGREEMENT
OVERVIEW

     On December 4, 1998 (the "Subscription Date"), the Company entered into a Preferred Stock and Private Equity Line of Credit Agreement (the "Subscription Agreement") and a Registration Rights Agreement (the "Registration Rights Agreement") with Sovereign Partners Limited Partnership, Dominion Investment Fund, LLC, and Dominion Capital Fund, Ltd. (collectively, the "Subscribers"). Pursuant to the Subscription Agreement, the Company sold to the Subscribers an aggregate of 2,000 shares of Series A Preferred Stock for an aggregate purchase price of $2,000,000. The Subscription Agreement entitles the Company to require the Subscribers to purchase up to $8,000,000 of the Company's Common Stock (the "Put" or "Put Right") from time to time during an eighteen-month period beginning thirty days after the effective date of this Registration Statement.

SERIES A PREFERRED STOCK

     The Series A Preferred Stock may be converted by the Subscribers into shares of Common Stock at any time during a two-year period commencing on the Subscription Date. See "DESCRIPTION OF SECURITIES -- Series A Preferred Stock."

PUT RIGHTS

     In order to exercise a Put Right, the Company must have an effective and current registration statement (the "Registration Statement"), registering the shares of Common Stock for the Put Shares (as defined below) (the "Commitment Period"). During the Commitment Period, the Company may give 30 trading days advance notice to the Subscriber ("Put Notice") of the date on which the Company intends to exercise a particular Put Right ("Put Date"). The Put Notice must indicate:

     (1) that the person whose signature appears on the Put Notice is a duly elected and authorized officer of the Company;

     (2) that the representations and warranties of the Company set forth in the Subscription Agreement are true and correct in all material respects as though made on and as of the date of the Put Notice;

     (3) that the Company has performed in all material respects all of the conditions, covenants and agreements to be performed by the Company on or prior to the Closing Date related to the Put Notice and has complied in all material respects with all obligations and conditions contained in the Subscription Agreement; and

     (4) the Investment Amount as defined in Section 1.19 of the Subscription Agreement (the aggregate dollar amount to be invested by the Subscribers to purchase Put Shares with respect to any Put Date as notified by the Company to the Subscribers, all in accordance with
         Section 2.2 of the Subscription Agreement).

     The Investment Amount may not exceed an amount determined pursuant to the Subscription Agreement, which corresponds to the average daily trading volume for the Company's Common Stock during the 30 days immediately preceding such Put Date and the closing bid price on such date.

     For each Put Share, the Subscribers will pay us (the "Put Share Price") 80% of the average closing bid prices as reported by Bloomberg L.P. on the 10 trading days immediately preceding the Closing of a Put.

LIMITATIONS AND CONDITIONS TO COMPANY'S PUT RIGHTS

     In the event the Company fails to comply with the Put provisions contained in the Subscription Agreement on two separate occasions, it shall have waived its right to make a Put at any time thereafter.

     The Subscribers are not required to purchase any number of Put Shares (the "20% Excess"), which, when added to the total number of Put Shares, Initial Shares and any additional Shares acquired by the Subscribers, exceeds 20% of the Company's Common Stock ("20% Issuance"). This limitation does not apply if the Company receives stockholder approval under Nasdaq Rule 4460(I)(l)(d)(ii) to complete the 20% Issuance. In the event the Company does not get stockholder approval for any 20% Issuance, the Company will pay the Subscriber a cash amount equal to the number of shares equal to the 20% Excess multiplied by the lowest closing bid price of the Company's Common Stock during the applicable period.

TERMINATION OF OBLIGATIONS TO PURCHASE PUT SHARES AND DAMAGES

     The obligation of the Subscribers to purchase shares shall terminate permanently in the event that (i) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of 10 trading days during the Commitment Period, for any reason other than deferrals or suspensions in accordance with the Registration Rights Agreement as a result of corporate developments subsequent to the Subscription Date that would require such Registration Statement to be amended to reflect such event in order to maintain its compliance with the disclosure requirements of the Securities Act of 1933 and any relevant regulations promulgated thereunder, or (ii) the Company shall at any time fail to:

     (A) Continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue Put Shares;

     (B) Maintain the listing of its Common Stock on the OTC Bulletin Board or other Principal Market, and as soon as practicable list the Put Shares on the OTC Bulletin Board or other Principal Market;

     (C) If the Company applies to have the Common Stock traded on any other Principal Market, include in such application the Put Shares, and take such other action as is necessary or desirable in the opinion of the Subscribers to cause the Common Stock to be listed on such other Principal Market as promptly as possible;

     (D) Continue the listing and trading of its Common Stock on the Principal Market (including, without limitation, maintaining sufficient net tangible assets) and comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market;

     (E) Cause its Common Stock to continue to be registered under Section 12(b) of the Securities and Exchange Act of 1934 (the "Exchange Act"), comply in all respects with its reporting and filing obligations under the Exchange Act, and refrain from taking any action or filing any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Act;

     (F) Take all steps necessary to preserve and continue the corporate existence of the Company.

SHORT SALES

     The Subscribers and their affiliates may not make short sales of the Company's Common Stock.

RIGHT OF FIRST REFUSAL

     The Subscribers have the right of first refusal for a period of 5 days after delivery by the Company to the Subscribers of written notice (the "Right of First Refusal Notice") of the Company's intention to offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant any option to purchase, or other disposition) any of its equity or equity equivalent securities or any instrument that permits the holder thereof to acquire shares of Common Stock at any time prior to the expiration of the Commitment Period, except (i) the granting of options or warrants to employees, officers and directors, and the issuance of shares of Common Stock upon exercise of options granted under any stock option plan duly adopted by the Company, (ii) shares issued upon exercise of any currently outstanding warrants or options, and (iii) shares issued in a bona fide public offering by the Company of its securities. Any such Right of First Refusal Notice shall fully describe the transaction, the gross proceeds raised thereby, the potential investor in such transaction and a term sheet of the proposed transaction.

     The Subscribers must notify the Company within five business days after receipt of the Right of First Refusal Notice of their intention to participate in such financing on substantially the same terms as set forth in the Right of First Refusal Notice subject to the completion of mutually agreeable documentation. In the event the Subscribers do not exercise their right of first refusal (as set forth above) the Subscribers shall have the right, from then on, to refuse any Put Notice that the Company subsequently serves upon them.

PLACEMENT AGENT

     Havkit Corporation (the "Placement Agent") is acting as placement agent for this transaction and is indirectly related to the Subscribers. In consideration for its services, the Placement Agent is entitled to receive a cash fee of up to 8.75% for the first $2,000,000 received by the Company on the Subscription Date. Subsequently, the Placement Agent is entitled to receive on each Closing Date for a Put, 9.25% of the Investment Amount.

ESCROW AGENT

     Goldstein, Goldstein & Reis, LLP (the "Escrow Agent") is acting as escrow agent for this transaction and is indirectly related to the Subscribers. In consideration for its services, the Escrow Agent is entitled to receive a cash fee of $25,000 for its preparation of the Subscription Agreement and related documents. Subsequently, the Escrow Agent is entitled to receive on each Closing Date for a Put, .75% of the Investment Amount for legal, administrative and escrow fees.

SUBSCRIBERS RIGHT OF INDEMNIFICATION

     The Company is obligated to indemnify the Subscribers from all liability and losses resulting from any misrepresentations in or breaches by the Company of the Subscription Agreement (including the Registration Rights Agreement and other related agreements), or the Registration Statement.

STOCK OWNERSHIP

     The following table sets forth as of December 31, 1998 (1) the name of the Selling Shareholder, (2) the amount of Common Stock held directly or indirectly to be offered by the Selling Shareholders and (3) the amount to be owned by the Selling Shareholders following sale of such shares.

     As of December 31, 1998, there were outstanding 15,091,766 shares of Common Stock of the Company.

                                                                         SHARES TO BE
           NAME AND ADDRESS OF              NUMBER OF      SHARES TO     OWNED AFTER
          SELLING SHAREHOLDERS             SHARES OWNED    BE OFFERED      OFFERING
          --------------------             ------------    ----------    ------------
Sovereign Partners LP(1).................       0              0              0
Dominion Investment Fund, LLC(2).........       0              0              0
Dominion Capital Fund, Ltd.(3)...........       0              0              0

-------------------------
(1) Does not include up to: (i) 300,000 shares of Common Stock that could be issued in connection with the exercise of Put Rights under the Subscription Agreement; (ii) 400,000 shares of Common Stock that could be issued upon the conversion of the Preferred Stock exercisable for a two-year period at a price equal to 80% of the average closing bid price of the Company's Common Stock during the 5 trading days preceding the applicable Conversion Date; and (iii) an indeterminate number of shares of Common Stock that could be issued to the Subscribers as a result of adjustment in the number of shares to be issued as additional shares upon the occurrence of certain events which may cause a delay or suspension of the sales of shares. Address is c/o Southridge Capital Management, 90 Grove Street, Suite 1, Ridgefield, CT 06877.

(2) Does not include up to: (i) 75,000 shares of Common Stock that could be issued in connection with the exercise of Put Rights under the Subscription Agreement; (ii) 100,000 shares of Common Stock that could be issued upon the conversion of the Preferred Shares exercisable for a two-year period at a price equal to 80% of the average closing bid price of the Company's Common Stock during the 5 trading days preceding the applicable Conversion Date; and (iii) an indeterminate number of shares of Common Stock that could be issued to the Subscribers as a result of adjustment in the number of shares to be issued as additional shares upon the occurrence of certain events which may cause a delay or suspension of the sales of shares. Address is c/o Citco Fund Services, Bahamas Financial Center, 3rd Floor, Shirley & Charlotte Streets, CB 13136, Nassau, Bahamas.

(3) Does not include up to: (i) 1,125,000 shares of Common Stock that could be issued in connection with the exercise of Put Rights under the Subscription Agreement; (ii) 1,500,000 shares of Common Stock that could be issued upon the conversion of the Preferred Shares exercisable for a two-year period at a price equal to 80% of the average closing bid price of the Company's Common Stock during the 5 trading days preceding the applicable Conversion Date; and (iii) an indeterminate number of shares of Common Stock that could be issued to the Subscribers as a result of adjustment in the number of shares to be issued as additional shares upon the occurrence of certain events which may cause a delay or suspension of the sales of shares. Address is c/o Citco Fund Services, Bahamas Financial Center, 3rd Floor, Shirley & Charlotte Streets, CB 13136, Nassau, Bahamas.

     The Company has agreed to pay for all costs and expenses in the issuance, offer, sale and delivery of the Shares. These include, all expenses and fees of preparing, filing and printing the Registration Statement and mailing of these items. The Company will not pay selling commissions and expenses for any sales by the Selling Shareholders. The Company will indemnify the Selling Shareholders against civil liabilities including liabilities under the Securities Act of 1933.

                              PLAN OF DISTRIBUTION

     The Common Stock may be sold by the Selling Shareholders, or by other successors in interest. The sales may be made on one or more exchanges or in the over-the-counter market, or at prices related to the then current market price, or in negotiated transactions.

     The Common Stock may be sold by one or more of the following methods, including, without limitation:

     (1) a block trade in which the broker-dealer so engaged will attempt to sell the Common Stock as agent, but may position and resell a portion of the block as principal;

     (2) purchases by a broker or dealer as principal and resale by such broker or dealer;

     (3) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     (4) face-to-face or other direct transactions between the Selling Shareholders and purchasers without a broker-dealer or other intermediary.

     In making sales, broker-dealers, or agents engaged by the Selling Shareholders may arrange for other broker-dealers or agents to participate. Such broker-dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. These broker-dealers and agents and any other participating broker-dealers or agents, as well as the Selling Shareholders and the placement agent, may be considered to be "underwriters" within the meaning of the Act. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 may be sold under Rule 144 rather than by this prospectus.

                           DESCRIPTION OF SECURITIES

     We are authorized to issue up to 20,000,000 share of Common Stock, par value $.001 per share, of which 15,091,766 shares were outstanding as of December 31, 1998. We are also authorized to issue up to 1,000,000 shares of Preferred Stock, par value $.001 per share, of which 2,000 shares have been designated Series A Preferred Stock and were issued and outstanding as of December 31, 1998.

COMMON STOCK

     Subject to the dividend rights of the holders of Preferred Stock, holders of shares of Common Stock are to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon liquidation, dissolution, or winding up of our company, the holders of Common Stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of all debts and other liabilities and the liquidation preference of any outstanding Preferred Stock.

     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

     Our Company is authorized to issue up to 1,000,000 shares of Preferred Stock, par value $.001 per share. The Board of Directors has the authority without any further action by our shareholders to issue any or all of the authorized shares of Preferred Stock in one or more series and to establish the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the holders of Common Stock and could have the effect of delaying, deferring or preventing a change in our control.

     Presently we have authorized 2,000 shares of Series A Preferred Stock, all of which are outstanding.

  SERIES A PREFERRED STOCK

     We established the Series A Preferred Stock on December 1, 1998. The Series A Preferred Stock has a par value equal to $.01 per share. The Series A Preferred Stock is immediately convertible into such numbers of shares of Common Stock determined by dividing the Stated Value of the Series A Preferred Stock (defined in the Certificate of Designation for the Series A Preferred Stock as $1,000) by the Conversion Price. The Certificate of Designation provides that the Conversion Price shall be equal to eighty percent (80%) of the Closing Bid Price per share of our Common Stock over the five consecutive trading days ending on the trading day immediately preceding the date the applicable holder of the Series A Preferred Stock elects to have shares of Series A Preferred Stock converted. If all outstanding shares of Series A Preferred Stock have not been converted prior to the second anniversary of the date issuance, then the Series A Preferred Stock shall be automatically converted on the second anniversary date as if the holder voluntarily elected such conversion.

     Holders of the Series A Preferred Stock shall be entitled to receive a dividend, payable in cash or unrestricted shares of Series A Preferred Stock, at our option, on each share of Series A Preferred Stock held by such holders in an amount equal to eight percent (8%) per annum of Series A Liquidation Preference (defined in the Certificate of Designation as $1,000) on the conversion date of such shares of Series A Preferred Stock.

     Holders of shares of the Series A Preferred Stock are not entitled to vote on any matters presented to our shareholders for approval, except as required by law. Holders of the Series A Preferred Stock will be entitled to receive $1,000 per share (plus accrued but unpaid dividends) upon our liquidation, dissolution or winding up. This payment shall be prior to our payment of any amounts to the holders of Common Stock or other shares of our stock which are junior to the Series A Preferred Stock.

OVER-THE-COUNTER MARKET

     Our Common Stock is currently listed on the OTC Bulletin Board. We intend to list our Common Stock on The Nasdaq SmallCap Market(SM), and believe that we will be able to satisfy and maintain its current and proposed entry standards following our next round of financing.

     Prior to such future financing, or if we are unable to satisfy and maintain the requirements for listing on The Nasdaq SmallCap Market(SM) following such financing, trading, if any, of our shares, will continue to be conducted in the over-the-counter market in the OTC Bulletin Board. Consequently, our shares may be subject to Rule 15g-9 of the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers, "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses), or institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to consummating the sale. Consequently, the rule may affect the ability of broker-dealers to sell our shares and affect the ability of holders to sell our shares in the secondary market.

TRANSFER AGENT

     The Transfer Agent for our shares of Common Stock is Executive Registrar & Transfer Agency, Post Office Box 56517, Phoenix, Arizona 85079-6517, and their telephone number is (602) 415-1273.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock being offered hereby will be passed upon by Jeffers, Wilson, Shaff & Falk, LLP, 18881 Von Karman Avenue, Suite 1400, Irvine, California, 92612.

                                    EXPERTS

     The consolidated financial statements of IJNT International, Inc. appearing in IJNT International, Inc.'s Annual Report (Form 10-KSB) for the year ended March 31, 1998, have been audited by Smith & Company, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                INDEMNIFICATION

     Section 145 of the General Corporation Law of Delaware allows a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the corporation.

     A corporation may indemnify against expenses (including attorney's fees) and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of such suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. In addition, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, as to which the person has been found to be liable to the corporation. The exception is if the court in which such action was brought determines that the person is reasonably entitled to indemnity for expenses.

     Section 145 of the General Corporation Law of Delaware further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses (including attorneys' fees) actually and reasonably incurred by him or her.

     Insofar as indemnification for liabilities arising under the Act is permitted as to directors, officers and controlling persons of the Company, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy. The Company will be governed by the final adjudication of such issue.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses, all of which are being paid by the Company, in connection with this offering.

Registration fee....................................  $2,988.50
Legal fees and expenses.............................          *
Blue sky qualification fees and expenses............          *
Accounting fees and expenses........................          *
Printing expenses...................................          *
Miscellaneous.......................................          *
                                                      ---------
          Total.....................................  $       *
                                                      =========

-------------------------
* To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware allows a corporation to indemnify any person who was or is, or is threatened to be made a party to any threatened, pending or completed suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the corporation.

     A corporation may indemnify against expenses (including attorney's fees) and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of such suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. In addition, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, as to which the person has been found to be liable to the corporation. The exception is if the court in which such action was brought determines that the person is reasonably entitled to indemnity for expenses.

     Section 145 of the General Corporation Law of Delaware further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses (including attorneys' fees) actually and reasonably incurred by him or her.

     Insofar as indemnification for liabilities arising under the Act is permitted as to directors, officers and controlling persons of the Company, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy. The Company will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS.

EXHIBIT                            DESCRIPTION
-------                            -----------
 4(i)      Certificate of Designation for Series A Convertible
           Preferred Stock.*
 4(ii)     Specimen Certificate for Series A Convertible Preferred
           Stock.*
 5         Opinion of Jeffers, Wilson, Shaff & Falk, LLP, as to the
           validity of the securities being registered.*
23(i)      Consent of Independent Certified Public Accountants.*
23(ii)     Consent of Jeffers, Wilson, Shaff & Falk, LLP.*
27(i)      Financial Data Schedule.*

-------------------------

* To be filed by amendment to the registration statement.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Company hereby undertakes:

          (i) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

          (ii) that, for determining any liability under the Securities Act, treat each such post-effective amendment as a new Registration Statement of the securities offered at that time shall be deemed to be the initial bona fide offering thereof; and

          (iii) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     (f) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine and the State of California, on the 7th day of January, 1999.

                                          IJNT INTERNATIONAL, INC.

                                          By:       /s/ JON H. MARPLE
                                             -----------------------------------
                                                        Jon H. Marple
                                             Chairman of the Board of Directors
                                                 and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                TITLE                 DATE
                  ---------                                -----                 ----

              /s/ JON H. MARPLE                  Chairman of the Board of   January 7, 1999
---------------------------------------------    Directors and Chief
                Jon H. Marple                    Executive Officer

              /s/ JON H. MARPLE                  Chief Financial Officer    January 7, 1999
---------------------------------------------
                Jon H. Marple

              /s/ JON H. MARPLE                  Director                   January 7, 1999
---------------------------------------------
                Jon H. Marple

              /s/ MARY E. BLAKE                  Director                   January 7, 1999
---------------------------------------------
                Mary E. Blake

            /s/ JEFFREY R. MATSEN                Director                   January 7, 1999
---------------------------------------------
              Jeffrey R. Matsen

                               INDEX TO EXHIBITS

EXHIBIT                            DESCRIPTION
-------                            -----------
 4(i)      Certificate of Designation for Series A Convertible
           Preferred Stock.*
 4(ii)     Specimen Certificate for Series A Convertible Preferred
           Stock.*
 5         Opinion of Jeffers, Wilson, Shaff & Falk, LLP, as to the
           validity of the securities being registered.*
23(i)      Consent of Independent Certified Public Accountants.*
23(ii)     Consent of Jeffers, Wilson, Shaff & Falk, LLP.*
27(i)      Financial Data Schedule.*

-------------------------

* To be filed by amendment to the registration statement.